Exhibit 99.1

Press Contact:	For Immediate Release
Janine Fogal
650-623-1469

Investor Contact:
Bill Tamblyn
650-623-1309

Ditech Communications Announces

Fiscal 2005 First Quarter Financial Results
Revenue Tops $25 Million, Growth of 138% Over Prior Year

Mountain View, California, August 24, 2004 - Ditech Communications Corporation (Nasdaq: DITC) today reported results for its fiscal 2005 first quarter, ended July 31, 2004. Revenues for the first quarter were $25.5 million, an increase of 11% from the prior quarter revenue of $23.1 million and up 138% from revenues of $10.7 million in the same quarter of the prior fiscal year.

Net income from continuing operations increased 19% to $10.1 million compared to $8.5 million in the prior quarter — the Company had a net loss from continuing operations of $0.5 million in the same quarter of the prior fiscal year. Net income after discontinued operations was $10.6 million compared to $8.3 million in the prior quarter and a loss of $9.9 million in the first quarter of fiscal 2004.

“We’re very proud of the results we’re reporting today as they represent great execution and further validate our investment decisions,” said Tim Montgomery, president and CEO of Ditech Communications. “We invested in building a leaner, more scalable organization and it has paid off in lower costs and greater profitability, achieving nearly 40 percent operating income. Our increased revenue is evidence that we’ve made the right investments in new technology, new products and in the sales infrastructure.”

Ditech Communications will discuss its fiscal 2005 first quarter financial results at today’s conference call (see details later in this release).

Q1 Fiscal 2005 Results

•                  Net Income from continuing operations of $10.1 million, compared to net loss from continuing operations of $0.5 million in the same quarter of the prior fiscal year.

•                  Fully diluted income per share from continuing operations of $0.28, compared to loss per share from continuing operations of $0.02 in the same quarter in the prior fiscal year.

•                  Net income of $10.6 million compared to a net loss of $9.9 million in the same quarter in the prior fiscal year.

•                  Fully diluted net income per share of $0.30, compared to a net loss per share of $0.32 in the same quarter in the prior fiscal year.

Basis of Presentation

In the first quarter of fiscal 2004, Ditech Communications made the decision to exit the optical business. Ditech Communications subsequently executed a sale of a substantial portion of the assets used in its optical business to JDSU and disposed of the remaining assets. As a result, the optical business is accounted for as a discontinued operation in all financial information presented for both fiscal 2004 and fiscal 2005.

Q2 Fiscal 2005 Outlook

Ditech Communications expects revenues in the second quarter of fiscal 2005 to grow 8-10% over the first quarter level. Ditech Communications expects gross profit, as a percentage of revenue, to be within a point or two of the current quarter levels and expects operating expenses to be in the range of 35% of revenues.

Conference Call

Ditech Communications will host an investor webcast and conference call at 4:20 p.m. EDT today, to review its first quarter fiscal 2005 performance and its outlook for the coming quarter. Any member of the public can listen to the conference call by calling the following number: 612-332-0228. The conference call will also be broadcast live over the Internet and can be accessed by going to either the “Press Room” or “Investors” section of the Ditech Communications’ web site home page: http://www.ditechcom.com. A replay of the conference call will be available via Ditech Communications’ web site or by calling the digitized replay number at (320) 365-3844. The conference call ID is: 741203. The replay of the webcast will be available on Ditech Communications’ website at the same location until at least its next earnings announcement.

Ditech Communications Corporation

Ditech Communications Corporation is a global telecommunications equipment supplier for voice networks. Ditech Communications’ voice products are high-capacity echo canceller and voice enhancement products that utilize advanced software and digital signal processor (DSP) technology. This combination of software and hardware allows Ditech Communications to deliver Voice Quality Assurance (VQA), a robust and cost-effective solution for voice enhancement (including noise reduction) and echo cancellation. Ditech Communications (DITC) is listed on the Nasdaq National Market and is headquartered in Mountain View, California (web site: http://www.ditechcom.com).

Forward-Looking Statements

The statements in this press release regarding Ditech Communications’ expected financial results for the second quarter of fiscal 2005 are forward-looking statements. Actual results could differ materially as a result of numerous risks and uncertainties, including the risk that: shipment of products Ditech Communications expects to ship before the end of the quarter may be delayed or cancelled due to unexpected factors and events affecting its customers; Ditech Communications may experience weakening in demand for its voice and echo cancellation products; component supply problems may occur as a result of factors beyond its control; infrastructure demand could continue to weaken or remain flat due to the weakness in the economy or for other unanticipated reasons; Ditech Communications’ competitors may develop products that compete favorably with its new products; Ditech Communications has a limited number of customers, the loss of any one which could cause its revenues to decrease materially; as well as those detailed in the section entitled “Future Growth and Operating Results Subject to Risk” in Ditech Communications’ Annual Report on Form 10-K for the year ended April 30, 2004 (filed July 14, 2004 with the Securities and Exchange Commission).

- end -

Ditech Communications Corporation

Consolidated Statements of Operations

For the Three Month Periods Ended July 31, 2004 and 2003

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended July 31,
	2004	2003

Revenue	$25,540	$10,717

Cost of goods sold	6,404	3,754

Gross profit	19,136	6,963

Operating expenses:
Sales and marketing	3,918	2,980
Research and development	3,544	2,565
General and administrative	1,719	1,291
Restructuring costs	—	1,016

Total operating expenses	9,181	7,852

Income (loss) from operations	9,955	(889)

Other income, net	369	384

Income (loss) before provision for income taxes	10,324	(505)

Provision for income taxes	209	11

Income (loss) from continuing operations	10,115	(516)

Discontinued operations:
Loss from discontinued operations	—	(2,517)
Income (loss) on disposition of discontinued operations	490	(6,892)
Income (loss) from discontinued operations	490	(9,409)

Net income (loss)	$10,605	$(9,925)

Basic income (loss) per share:
From continuing operations	$0.30	$(0.02)
From discontinued operations	—	$(0.08)
From disposition of discontinued operations	$0.02	$(0.22)
Basic net income (loss) per share	$0.32	$(0.32)

Diluted income (loss) per share:
From continuing operations	$0.28	$(0.02)
From discontinued operations	—	$(0.08)
From disposition of discontinued operations	$0.02	$(0.22)
Diluted net income (loss) per share	$0.30	$(0.32)

Weighted shares used in per share calculation:
Basic	33,426	30,614
Diluted	35,632	30,614

Ditech Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	July 31, 2004	April 30, 2004

Assets
Cash and cash equivalents	$106,727	$94,785
Short-term investments	35,904	30,724
Accounts receivable, net	8,345	6,544
Inventories	5,503	5,955
Other current assets	3,010	2,168

Total current assets	159,489	140,176

Long-term investments	3,345	4,996
Property and equipment, net	3,435	3,603
Other assets	1,564	1,773

Total Assets	$167,833	$150,548

Liabilities and Stockholders’ Equity
Accounts payable	$1,720	$2,123
Accrued expenses	7,242	8,885
Deferred revenue	5,066	2,450
Income taxes payable	1,569	1,690

Total current liabilities	15,597	15,148

Stockholders’ equity	152,236	135,400

Total Liabilities and Stockholders’ Equity	$167,833	$150,548